                                                                    EXHIBIT 12.1
                                                      CONTINENTAL AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

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
                                                      SIX
                                                     MONTHS
                                                     ENDED
                                                    JUNE 30,                       YEARS ENDED DECEMBER 31,
                                                    --------      ----------------------------------------------------------
                                                      2003         2002         2001         2000         1999         1998
                                                    --------      ------       ------       ------       ------       ------
Earnings:
     Earnings (Loss) Before Income
         Taxes and Minority Interest                  (148)        (615)        (114)         562          798          642
     Less:
         Undistributed Earnings (Losses)
         of Equity Investees                             6            8            -            -           (3)           -
     Plus:
         Interest Expense                              188          356          295          251          233          178
         Capitalized Interest                          (13)         (36)         (57)         (57)         (55)         (55)
         Amortization of Capitalized Interest           20           35           28           21           16            6
         Portion of Rent Expense
         Representative of Interest
         Expense                                       415          852          834          778          714          461
                                                      ----        -----        -----        -----        -----        -----
                                                       456          584          986        1,555        1,709        1,232
                                                      ----        -----        -----        -----        -----        -----
Fixed Charges:
         Interest Expense                              188          356          295          251          233          178
         Portion of Rent Expense
          Representative of Interest
          Expense                                      415          852          834          778          714          461
                                                      ----        -----        -----        -----        -----        -----
Total Fixed Charges                                    603        1,208        1,129        1,029          947          639
                                                      ----        -----        -----        -----        -----        -----

Coverage Adequacy (Deficiency)                        (147)        (624)        (143)         526          762          593
                                                      ====        =====        =====        =====        =====        =====

Coverage Ratio                                          NA           NA           NA         1.51         1.80         1.93
                                                      ====        =====        =====        =====        =====        =====
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